Exhibit 10.28

UTi WORLDWIDE INC.

2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN

_____________________________

Deferral and Distribution Election Form

_____________________________

      AGREEMENT, made this ___day of                     , ___, by and between me, as a participant in the UTi Worldwide Inc. 2004 Non-Employee Directors Share Incentive Plan (the “Plan”), and UTi Worldwide Inc. (the “Company”). This Agreement shall control the distribution of any of the Company’s ordinary shares (“Shares”) that I become entitled to receive pursuant to my Restricted Share Unit Award Agreement (the “Award Agreement”) having a grant date of                      ___, 20___(the “Grant Date”). We agree that any term that begins herein with initial capital letters shall have the special meaning defined in the Plan or the Award Agreement, unless the context clearly requires otherwise.

      *** Same Calendar Year Election Requirement ***. I understand and agree that this election will be ineffective if it is made in a calendar year other than the one in which the Grant Date occurred, unless I have just become an Eligible Director. If I have just become an Eligible Director, I understand that this election will be effective with respect to the remainder of this calendar year only if I make this election not later than the thirtieth day after I first became an Eligible Director.

      1. Deferral Election. Pursuant to Section 6 of the Award Agreement, I hereby irrevocably elect to defer the receipt of ___% of the Shares that would otherwise be issued to me at any time and from time to time pursuant to the Award Agreement. I recognize and agree that the Company will establish an Account for me under the Plan, and will credit that account pursuant to Section 7 of the Plan with Deferred Share Units, on a one-to-one basis with my Restricted Share Units, as my interest in them vests.

      2. Nature of Distribution. I recognize that distributions in respect of my Account will be made: in the form of (a) one Share for each Deferred Share Unit credited to my Account, and (b) a cash payment with respect to each Share that I receive pursuant to paragraph 2(a) hereof, in an amount equal to the cash dividends declared and paid on the Company’s outstanding Shares between the Grant Date and the issuance of the Share to me. Cash shall also be paid in lieu of fractional Shares.

      3. Timing and Manner of Distributions. I hereby elect to commence receiving distributions from my Account in the following manner:

☐	three (3) substantially equal installment distributions to be made before the last day of each of the three (3) calendar years following the date that my membership on the board terminates (such date being the cessation of my “Continuous Service”).

☐	a lump sum distribution of ______Shares as soon as practicable following the cessation of my Continuous Service and, with respect to the remaining Shares, in ___substantially equal annual installments (not to exceed 10) on each January 1st following such distribution until such Shares are distributed.

☐	in the event of a Change in Control —

☐	a lump sum distribution to be made as soon as administratively practicable after the Change in Control.

☐	a lump sum distribution of ______Shares as soon as practicable following the cessation of my Continuous Service, and, with respect to the remaining Shares, in ___substantially equal annual installments (not to exceed 10) on each January 1st following such distribution until such Shares are distributed.

      4. Form of Payment to Beneficiary. In the event of my death before collecting all of my Account, any remaining portion of my Account shall be distributed to my beneficiary or beneficiaries named below in the following manner—

☐	in a single lump sum to be distributed as soon as administratively practicable following my death.

☐	in accordance with the payment schedule selected in paragraph 3 hereof (with payments made as though I survived to collect all benefits, and as though I terminated service on the date of my death if payments had not already begun).

      5. Designation of Beneficiary. In the event of my death before I have collected all of my Account, I hereby direct that my beneficiaries shall be as follows:

      a. Primary Beneficiary. I hereby designate the person(s) named below to be my primary beneficiary and to receive the balance of any unpaid portion of my Account.

Name of			Percentage of
Primary Beneficiary	Social Security Number	Mailing Address	Death Benefit
% %

      b. Contingent Beneficiary. In the event that a primary beneficiary or beneficiaries named above are not living at the time of my death, I hereby designate the following person(s) to be my contingent beneficiary for purposes of the Plan with respect to any Shares not previously issued to a primary beneficiary pursuant to paragraph 5(a) above:

Name of			Percentage of
Contingent Beneficiary	Social Security Number	Mailing Address	Death Benefit
% %

      6. Effect of Election. The election made in paragraph 1 hereof shall be irrevocable when made. The election made in paragraph 3 hereof shall be effective only if the Company receives my election either more than 90 days before a Change in Control, before my Continuous Service ends due to my death, or more than one year before cessation of my Continuous Service for a reason other than death. My elections in paragraphs 4 and 5 shall be revocable until my death, at which time they become irrevocable.

      7. Changing of Elections. I recognize that I may, by submitting an effective superseding election, at any time and from time to time file new elections under paragraph 3 (subject to the effective date rules set forth in the preceding sentence). In addition, I recognize that I may at any time and from time to time change the elections made in paragraphs 4 and 5 above.

      8. Change in U.S. Tax Laws. The parties recognize and agree that the Company will take any actions that it considers reasonably necessary or proper to assure that any changes in the U.S. federal tax laws will not accelerate the date of my income taxation to a date before I receive distributions of Shares or cash pursuant to my elections in this Agreement. If such taxation will occur on an accelerated basis and I have not executed such documents, if any, that the Company considers reasonably necessary or proper to avoid immediate taxation, then the Company shall distribute Shares and cash to me having a value equal to the income I recognize.

      9. Satisfaction of Award Commitments. The parties recognize and agree that the Company will have fully honored and discharged its obligations under this Agreement, the Award Agreement, and the Plan if the Company distributes my Account in accordance with the provisions hereof.

Witnessed by:	PARTICIPANT

UTi WORLDWIDE INC.

Name:
Title: